EXHIBIT 99.1

FOR RELEASE January 29, 2004;6:30 a.m. EST

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2003 Results

PORTLAND, Ore. — January 29, 2004 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the fourth quarter of 2003 of $1.51 per diluted share, compared to $1.15 per diluted share for the fourth quarter of 2002. Net income for the same periods was $44.5 million and $33.9 million, respectively. After-tax net capital gains were $0.9 million in the fourth quarter of 2003, compared to $2.9 million in the fourth quarter of 2002. Net income excluding after-tax net capital gains was $1.48 per diluted share for the fourth quarter of 2003, compared to $1.05 per diluted share in the fourth quarter of 2002. (See discussion of non-GAAP financial measures below.)

The increase in net income reflects growth in each of StanCorp’s business segments, favorable claims experience, and performance of the block of group disability and group life business assumed from Teachers Insurance and Annuity Association (TIAA) consistent with our expectations. Other factors contributing to the increase in net income included strong growth in assets under management in the Retirement Plans business, higher fees earned in connection with commercial mortgage loan originations and an increased level of commercial mortgage loan prepayments.

“We had outstanding results for the fourth quarter and the year,” said Eric E. Parsons, president and chief executive officer. “All of our businesses performed very well in 2003. We are also pleased with the announcement earlier this month by Standard & Poor’s Ratings Services that they raised their outlook on StanCorp and Standard Insurance Company from stable to positive.”

Standard & Poor’s affirmed its BBB+ senior debt rating on StanCorp and its A+ financial strength rating on Standard Insurance Company on January 14, 2004, when it revised its outlook on the ratings.

Annual Financial Results

Net income for the full year 2003 was $5.33 per diluted share, compared to $3.73 per diluted share for 2002. Net income for 2003 was $156.3 million, compared to $111.0 million for 2002, or a $45.3 million increase. The increase in net income resulted primarily from strong operating results for all business segments, net capital gains in 2003 versus net capital losses in 2002, and higher commercial mortgage loan origination and prepayment activity.

After-tax net capital gains totaled $6.0 million in 2003, while in 2002 we incurred $12.6 million in after-tax net capital losses, primarily on WorldCom bond holdings. Net income excluding after-tax net capital gains and losses was $5.12 per diluted share for 2003, compared to $4.15 per diluted share for 2002. (See discussion of non-GAAP financial measures below.)

Commercial mortgage loan prepayment activity was high due to the lower interest rate environment, contributing $8.0 million more in commercial mortgage loan prepayment fees in 2003 as compared to 2002. Commercial mortgage loan prepayment fees are recorded as a component of net investment income.

Excluding experience rated refunds, premiums for the full year 2003 were $1.63 billion, a 16.5% increase over $1.40 billion for 2002. Premiums for 2003 included $153.2 million in premiums from the TIAA block of business assumed through a reinsurance transaction in the fourth quarter of 2002. Premiums for 2002 included $40.9 million from the TIAA block of business.

Financial Objectives

StanCorp has three publicly stated financial objectives intended to provide a general overview of management’s expectations for long-term trends in its financial performance. The financial objectives, which include non-GAAP financial measures, as discussed below, are to:

•	Grow premiums by 10% to 12% per year. Premium growth for 2003 was 16.5%, excluding experience rated refunds. Additionally, excluding premiums of $122.2 million from the TIAA block of business for the first three quarters of 2003, periods for which 2002 did not have comparable premiums, premium growth was 7.8%. The lower growth rate achieved was below our financial objective primarily due to the current economic conditions, including slow job growth and the impact of medical cost inflation on employer budgets. For 2004, we anticipate premium growth in the range of 6.5% to 8%, reflecting the significantly higher premium base as a result of the assumption of the TIAA business. We assume economic conditions for employers will improve for 2005 and therefore our premium growth will return to the 10% to 12% range.

•	Grow net income per diluted share 12% to 15% per year, excluding after-tax net capital gains and losses. For the year ended December 31, 2003, our net income per diluted share excluding after-tax net capital gains and losses grew 23.4%, compared to 2002. We have reduced our expectations for growth in net income per diluted share for 2004 when measured on a percentage basis to reflect:

•	the higher earnings base established in 2003 as a result of stronger than anticipated 2003 financial results,

•	reduced premium growth as discussed above,

•	a budgeted pre-tax expense of approximately $13 million for improvements to our Employee Benefits systems to enhance customer service and secure operating efficiencies in future years, and

•	the effect of a reduction in our expected benefit ratio for the Employee Benefits segment to a range of 81% to 83% due to favorable and sustained claim recovery patterns. Should these recovery patterns continue throughout 2004 the positive impact to earnings could be as much as $12 million pre-tax.

As a result, for 2004 we estimate net income per diluted share, excluding after-tax net capital gains and losses, to be in the range of $5.35 to $5.45, compared to $5.12 for 2003. The growth in net income per diluted share for years beyond 2004 is expected to return to our target range of 12% to 15% per year.

•	Achieve a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 13% to 14% by the end of 2003, and 14% to 15% by the end of 2005. For the year ended December 31, 2003, our return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, was 14.0%. We reaffirm our objective of achieving a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% by 2005.

Business Segments Fourth Quarter Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $59.4 million in the fourth quarter of 2003, compared to $46.3 million in the fourth quarter of 2002, primarily due to business growth, favorable claims experience, reduced operating expenses and performance of the TIAA block of business consistent with our expectations.

On a quarterly basis we adjust the discount rate used to establish new reserves for the quarter based on our average interest rate on new investments. In the fourth quarter of 2003, we increased the interest rate used to discount new long term disability reserves 30 basis points to 5.20%. In the fourth quarter of 2002, the discount rate was 5.25%. We have taken action to reduce product prices based on the fourth quarter 2003 increase in the average interest rates.

Premiums for this segment were $371.0 million for the fourth quarter of 2003, a 3.6% increase compared to $358.2 million for the fourth quarter of last year, reflecting a $5.1 million decrease in premiums related to experience rated refunds. Reported new sales for the Employee Benefits segment vary by quarter, but tend to be highest in the fourth quarter when a greater number of companies purchase employee benefit plans. Sales for the fourth quarter of 2003 were $140.3 million, compared to $137.3 million in the fourth quarter of 2002. For the full year 2003, new sales totaled $277.7 million, compared to new sales of $303.1 million in 2002. Sales in 2003 have been slower largely due to continued economic uncertainties and the impact of rising medical costs on employer budgets for employee benefits. Customer retention declined slightly in 2003, reflecting the same economic pressures that have slowed new sales.

The benefit ratio for this segment was 78.3% for the fourth quarter of 2003, compared to a benefit ratio of 79.4% for the fourth quarter of 2002, both of which were lower than our historical expected benefit ratio range of 82% to 84%. For the fourth quarter of 2003, compared to our expectations, we had favorable claims incidence on both life and long term disability, and favorable recovery patterns on long term disability claims.

The benefit ratio for the full year was 81.3% in 2003, compared to 80.5% in 2002. Going forward, we expect the benefit ratio for our Employee Benefits segment to be in the range of 81% to 83%. The benefit ratio can fluctuate widely from quarter to quarter.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $5.9 million for the fourth quarter of 2003, compared to $3.1 million for the fourth quarter of 2002. Premiums for this segment were $19.0 million for the fourth quarter of 2003, compared to $20.1 million for the fourth quarter of 2002. The fourth quarter of 2002 included $1.9 million in premiums for life contingent immediate annuities, compared to $0.6 million for the fourth quarter of 2003. When life contingent immediate annuity premiums are recorded, a comparable amount of reserves (benefits to policyholders) is also recorded.

The benefit ratio for this segment was 103.2% for the fourth quarter of 2003, compared to 119.9% in the fourth quarter of 2002. The benefit ratio for the year ended December 31, 2003 was 87.8%, compared to 99.8% in 2002. For 2004, the benefit ratio is expected to be in the range of 80% to 95%. The benefit ratio can fluctuate widely from quarter to quarter.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $2.0 million for the fourth quarter of 2003, compared to $0.6 million for the fourth quarter of 2002. Fees associated with assets under management were higher in the fourth quarter of 2003 compared to the same period a year ago, as assets under management increased to $2.58 billion at December 31, 2003, compared to $1.80 billion a year ago. The increase in assets under management was due to higher market values of equity investments in the separate account, strong sales, continued deposit growth and good customer retention.

Other

StanCorp’s other businesses reported income before income taxes of $0.4 million for the fourth quarter of 2003, compared to $2.0 million for the fourth quarter of 2002. Income before income taxes for the fourth quarter of 2003 included net capital gains of $1.3 million compared to $4.6 million for the fourth quarter of 2002.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). Supporting both internal and external investor demand, SMI originated $213.4 million of commercial mortgage loans in the fourth quarter of 2003, a 12.4% increase over $189.8 million for the same period a year ago. For the full year 2003, SMI originated $930.6 million of commercial mortgage loans, a 63% increase over 2002.

Investments

At December 31, 2003, the overall rating of our fixed maturity securities portfolio was A (Standard & Poor’s). Gross unrealized gains related to the fixed maturity securities portfolio at December 31, 2003, totaled $264.2 million. Gross unrealized losses totaled $9.8 million. At December 31, 2003, the percentage of the fixed maturity securities portfolio that was below investment grade was 3.5%.

The yield on our fixed maturity securities portfolio declined to 5.94% at December 31, 2003, from 6.22% at December 31, 2002. The yield on our commercial mortgage loan portfolio declined to 7.28% at December 31, 2003, from 7.94% at December 31, 2002.

At December 31, 2003, the investment portfolio held 65.3% fixed maturity securities and 33.5% commercial mortgage loans, with the remainder being in real estate and policy loans. The percentage of the investment portfolio invested in fixed maturity securities at December 31, 2003, was higher than normal due to the investment of proceeds from the TIAA transaction in late 2002. We are continuing to invest more cash flows into commercial mortgage loans to return the portfolio to its historical allocation of approximately 60% fixed maturity securities and 40% commercial mortgage loans. Depending on commercial mortgage loan prepayment activity, commercial mortgage loans should approximate 38% of the investment portfolio by the end of 2004 and 40% by the end of 2005.

Shares Outstanding

Diluted weighted average shares outstanding for the years 2003 and 2002 were 29.3 million and 29.8 million, respectively. During the fourth quarter of 2003, StanCorp repurchased 12,500 shares at a total cost of $0.8 million. For the full year 2003 the Company repurchased 185,700 shares at a total cost of $9.3 million. The Company’s most recent authorized share repurchase program expired on December 31, 2003. Future share repurchase programs may be authorized by the board of directors.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with approximately 31,500 group insurance policies in force covering almost 6.5 million employees as of December 31, 2003. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s fourth quarter 2003 results today, January 29, 2004, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 19, 2004.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code #712193. The replay will be available through February 8, 2004.

Disclosure

Information in this earnings release includes certain statements that are not based on historical facts. These statements are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance, and are identified by words such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” or the negative of those words or other comparable terminology.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) adequacy of reserves established for future policy benefits; (ii) claims experience and deterioration in morbidity, mortality and persistency; (iii) events of terrorism, natural disasters, or other catastrophic events; (iv) availability and adequacy of reinsurance and catastrophe reinsurance coverage; (v) potential charges resulting from membership in a catastrophe reinsurance pool; (vi) changes in interest rates or the condition of the national economy; (vii) the impact of rising medical costs on employer budgets for employee benefits; (viii) ability to successfully integrate business assumed through reinsurance; (ix) ability of assumed business to perform as expected; (x) declines in asset credit quality and increases in delinquencies on bonds and commercial mortgage loans; (xi) adequacy of investment reserves; (xii) estimates of fair values of fixed maturity securities; (xiii) commercial mortgage loan illiquidity; (xiv) concentration of commercial mortgage loan assets collateralized in California; (xv) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xvi) competition from other insurers and financial services companies; (xvii) declines in financial strength ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) adverse findings in litigation or other legal proceedings; (xx) receipt of dividends from our subsidiaries; (xxi) adequacy of the diversification of geographic or industry risk; (xxii) adequacy of matching between assets and liabilities; (xxiii) achievement of financial objectives, including growth of premiums, earnings, assets under management including performance of equities in the separate account, return on equity, or expense management objectives; (xxiv) ability to attract and retain employee sales representatives and managers; (xxv) concentration of risk inherent in group life products; (xxvi) changes in employment or wage growth; and (xxvii) the level of mortgage prepayment activity.

Given these uncertainties or circumstances, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

or

Scott Hibbs

(503) 321-7529

E-mail: shibbs@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Consolidated statements of income and comprehensive income

(Dollars in millions - except share data)

	Three months ended December 31		Year ended December 31
	2003	2002	2003	2002
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits	$371.0	$358.2	$1,500.6	$1,284.3
Individual Insurance	19.0	20.1	85.4	80.0
Retirement Plans	6.7	4.3	23.3	19.0

Total premiums	396.7	382.6	1,609.3	1,383.3

Net investment income:
Employee Benefits	64.2	59.0	253.9	207.0
Individual Insurance	27.0	27.7	109.3	107.0
Retirement Plans	13.7	13.5	56.1	52.9
Other	6.2	4.7	22.5	18.2

Total net investment income	111.1	104.9	441.8	385.1
Net capital gains (losses)	1.3	4.6	9.3	(19.7)
Other	1.6	1.6	6.4	5.9

Total revenues	510.7	493.7	2,066.8	1,754.6

Benefits and expenses:
Benefits to policyholders	310.6	309.1	1,297.8	1,117.1
Interest credited	18.7	18.5	75.0	72.9
Operating expenses	71.8	71.8	280.1	247.8
Commissions and bonuses	36.5	33.3	144.1	132.6
Premium taxes	6.5	6.2	24.6	23.0
Interest expense	4.3	4.4	17.5	5.0
Net increase in deferred acquisition costs and value of business acquired	(5.4)	(1.6)	(12.1)	(15.8)

Total benefits and expenses	443.0	441.7	1,827.0	1,582.6

Income (loss) before income taxes:
Employee Benefits	59.4	46.3	194.4	158.4
Individual Insurance	5.9	3.1	37.4	31.7
Retirement Plans	2.0	0.6	5.3	—
Other	0.4	2.0	2.7	(18.1)

Total income before income taxes	67.7	52.0	239.8	172.0

Income taxes	23.2	18.1	83.5	61.0

Net income	44.5	33.9	156.3	111.0

Other comprehensive income (loss), net of tax:
Unrealized capital gains (losses) on securities available-for-sale, net	(30.8)	22.2	15.5	114.8
Reclassification adjustment for net capital gains included in net income, net	(2.0)	(2.7)	(2.6)	(0.7)

Total	(32.8)	19.5	12.9	114.1

Comprehensive income	$11.7	$53.4	$169.2	$225.1

Net income per common share:
Basic	$1.53	$1.16	$5.39	$3.77
Diluted	1.51	1.15	5.33	3.73

Weighted-average common shares outstanding:
Basic	29,080,516	29,155,199	28,989,550	29,435,920
Diluted	29,450,122	29,487,810	29,334,559	29,772,402

StanCorp Financial Group, Inc.

Consolidated balance sheets

(Dollars in millions)

	December 31, 2003	December 31, 2002
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,524.8	$4,134.4
Commercial mortgage loans, net	2,319.8	1,989.1
Real estate, net	77.2	64.6
Policy loans	4.6	5.3

Total investments	6,926.4	6,193.4
Cash and cash equivalents	34.5	206.8
Premiums and other receivables	77.6	79.6
Accrued investment income	87.1	77.1
Amounts recoverable from reinsurers	871.9	873.9
Deferred acquisition costs and value of business acquired	200.7	190.9
Property and equipment, net	71.3	74.7
Other assets	35.2	31.5
Separate account assets	1,685.7	1,018.6

Total assets	$9,990.4	$8,746.5

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,294.9	$4,114.9
Other policyholder funds	2,100.3	1,864.5
Deferred tax liabilities	153.7	164.7
Short-term debt	2.7	0.2
Long-term debt	272.0	259.0
Other liabilities	171.6	172.0
Separate account liabilities	1,685.7	1,018.6

Total liabilities	8,680.9	7,593.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 29,300,723 and 29,185,276 shares issued at December 31, 2003 and December 31, 2002, respectively	673.4	665.3
Accumulated other comprehensive income	160.3	147.4
Retained earnings	475.8	339.9

Total shareholders’ equity	1,309.5	1,152.6

Total liabilities and shareholders’ equity	$9,990.4	$8,746.5

StanCorp Financial Group, Inc.

Statistical and operating data at or for the periods indicated

(Dollars in millions – except share data)

	Three months ended December 31		Year ended December 31
	2003	2002	2003	2002
	Unaudited		Unaudited
Reconciliation of non-GAAP financial measures:
Total premiums	$396.7	$382.6	$1,609.3	$1,383.3
Experience rated refunds*	(4.0)	1.1	(18.6)	(13.5)

Total premiums adjusted to exclude experience rated refunds	$400.7	$381.5	$1,627.9	$1,396.8

Net income	$44.5	$33.9	$156.3	$111.0
After-tax net capital gains (losses)	0.9	2.9	6.0	(12.6)

Net income excluding after-tax net capital gains (losses)	$43.6	$31.0	$150.3	$123.6

Net capital gains (losses)	$1.3	$4.6	$9.3	$(19.7)
Taxes on net capital gains (losses)	0.4	1.7	3.3	(7.1)

After-tax net capital gains (losses)	$0.9	$2.9	$6.0	$(12.6)

Diluted earnings per common share:
Net income	$1.51	$1.15	$5.33	$3.73
After-tax net capital gains (losses)	0.03	0.10	0.21	(0.42)

Net income excluding after-tax net capital gains (losses)	$1.48	$1.05	$5.12	$4.15

Shareholders’ equity			$1,309.5	$1,152.6
Accumulated other comprehensive income			160.3	147.4

Shareholders’ equity excluding accumulated other comprehensive income			$1,149.2	$1,005.2

Net income return on average equity			12.7%	10.4%
Net income return on average equity (excluding accumulated other comprehensive income)			14.5	11.4
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income)			14.0	12.7

Benefit ratio (the ratio of policyholder benefits to premiums):
Employee Benefits (including interest credited)	78.3%	79.4%	81.3%	80.5%
Individual Insurance	103.2	119.9	87.8	99.8

Statutory Data –Insurance Subsidiaries:
Net gain (loss) from operations before federal income taxes	$50.2	$(31.2)	$214.2	$111.9
Net gain (loss) from operations after federal income taxes and before realized capital gains/losses	43.7	(49.0)	138.9	33.1

			December 31, 2003	December 31, 2002
			Unaudited
Capital and surplus			$876.1	$817.6
Asset valuation reserve			54.3	35.8

*	Adjustments on certain large group insurance contracts that are based on claims experience in the Employee Benefits segment.